UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013

LIBERTY ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54596

(Commission File Number)

205024859

(IRS Employer Identification No.)

Two Allen Center, Suite 1600, 1200 Smith Street, Houston, Texas, 77002

(Address of principal executive offices and Zip Code)

(713) 353-4700

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective March 25, 2013, the company agreed to pay all directors $7,500 for their first six months of service to be paid in either stock or cash.

Effective March 27, 2013, James William Anderson resigned as a director of our company.  His resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Effective March 28, 2013, our company reduced the number of directors to three.

Also on March 28, 2013, our company appointed Dennis Irwin as treasurer and chief financial officer, with compensation of $3,000 per quarterly filing, $6,000 per annual filing and $150 per hour for additional accounting work outside of the scope of a director’s responsibilities, as assigned by the Company. All fees to be paid in stock until the Company decides there is sufficient operating cash flow to pay his fees in cash.

Dennis Irwin

Dennis Irwin has 19 years of experience in financial management and public accounting.  For the last six years, he has functioned as an interim chief financial officer and project accountant for a variety of clients, focusing on nano-cap publicly traded energy-related companies, independently or through consulting firms.

From 2009 to 2011, he served as chief financial officer of Best Energy Services, Inc. (BEYS) a publicly traded $25 million energy services company.  As chief financial officer, Mr. Irwin cut general and administrative expenses and assisted in raising equity.

From 2005 to 2007, he served as chief financial officer and controller of Zupan’s Markets, a privately held $50 million retail chain in Oregon, USA.  As chief financial officer, Mr. Irwin managed all accounting, human resources and IT functions for the company’s five locations.

He obtained a CPA license in the State of Oregon and earned a post-baccalaureate certificate in accountancy from Portland State University.  Mr. Irwin currently resides in Katy, Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY ENERGY CORP.

/s/ Ian A. Spowart

Ian A. Spowart

President and Director

Dated:  March 29, 2013